Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Cyngn Inc. on Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (File No. 333-264887) and on Form S-8 (File no. 333-262130) of our report dated March 16, 2023, with respect to our audits of the consolidated financial statements of Cyngn Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report is included in this Annual Report on Form 10-K of Cyngn Inc. for the year ended December 31, 2022.

/s/ Marcum llp

San Jose, California

March 16, 2023